Exhibit 10.8

SUMMARY OF DIRECTOR COMPENSATION

The following sets forth the compensation payable to Alere Inc.’s non-employee directors as of December 31, 2016:

1. Base Cash Compensation

•	Each non-employee director will receive Base Cash Compensation of $80,000 annually. Payments are made quarterly in arrears.

2. Additional Cash Compensation

•	Each non-employee director will also receive the following annual Additional Cash Compensation based upon his or her service on committees of the Board:

Chair (annual Additional Committee Cash Compensation)
-Audit	$25,000
-Compensation	$20,000
-Nominating/Governance	$20,000

Member (annual Additional Committee Cash Compensation)
-Audit	$15,000
-Compensation	$10,000
-Nominating/Governance	$10,000

3. Equity Award

•	Each director will receive a restricted stock unit (RSU) award that vests one year from the date of grant. The fair value of the RSU award, on the date of grant, is $200,000.